Exhibit 5.1

Clifford Chance LLP 10 Upper Bank Street London E14 5JJ Tel +44 20 7006 1000 Fax +44 20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com

Your ref:

Our ref:

11 April 2025

Diageo plc
16 Great Marlborough Street
London
W1F 7HS
United Kingdom

Dear Sirs,

THE DIAGEO ONE WORLD SHARE INCENTIVE PLAN (THE “OWS”) AND THE DIAGEO 2017 SHARE VALUE PLAN (THE “SVP”) (TOGETHER, THE “SHARE PLANS”)

1.	As English legal advisers to Diageo plc (the “Company”), we are giving this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the United States Securities and Exchange Commission (the “SEC”) on or around 11 April 2025 pertaining to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of Ordinary Shares of 28,101/108 pence each (the “Shares”) of the Company, pursuant to the Share Plans. The Company is registering 3,232,525 Shares for issuance under the OWS and 900,000 Shares for issuance under the SVP.
2.	This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.
3.	For the purposes of this opinion, we have examined:
(a)	the Memorandum and Articles of Association of the Company;
(b)	the rules of each of the Share Plans (together, the “Rules”); and
(c)	the Registration Statement.

Clifford Chance LLP is a limited liability partnership registered in England and Wales under no. OC323571. The firm’s registered office and principal place of business is at 10 Upper Bank Street London E14 5JJ. The firm uses the word “partner” to refer to a member of Clifford Chance LLP or an employee or consultant with equivalent standing and qualifications. The firm is authorised and regulated by the Solicitors Regulation Authority under SRA number 447778.

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4.	For the purposes of this opinion, we have carried out in respect of the Company:
(a)	a search at the Companies House of England and Wales on 11 April 2025 at 08.04am UK time; and
(b)	an enquiry by telephone in respect of the Company at the Central Registry of Winding-up Petitions on 11 April 2025 at 10.39am UK time,

together the “Searches”.

Assumptions

5.	For the purposes of this opinion, we have assumed each of the following:
(a)	that all copy documents supplied to us are complete, up-to-date, authentic and accurate and conform to the originals which themselves are genuine and that all signatures, stamps and seals thereon are genuine;
(b)	that any representation, warranty or statement of fact or law, other than as to the laws of England, made in any of the documents we have examined is true, accurate and complete;
(c)	the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with section 36 of the Companies Act 2006;
(d)	the capacity, power and authority of each party to the documents examined by us to execute, deliver and exercise its rights and perform its obligations (as applicable) under those documents;
(e)	that there has been no alteration in the status or condition of the Company since the Searches were carried out. However, it is our experience that such searches may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England nor do they indicate whether or not insolvency proceedings have been commenced elsewhere;
(f)	that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

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(g)	that insofar as any obligation under the Share Plans is to be performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective or contrary to public policy in that jurisdiction;
(h)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Share Plans under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;
(i)	that the Rules of the Share Plans which we have examined are in force and have been and will be operated in accordance with their terms;
(j)	that all resolutions of the shareholders of the Company required to approve the Share Plans were duly passed and at properly convened meetings of the shareholders of the Company and have not been amended or rescinded and are in full force and effect;
(k)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;
(l)	that, in respect of each issue of the Shares, the Company will have sufficient authorised but unissued share capital and the directors of the Company will have been granted the necessary authority to allot and issue the relevant Shares;
(m)	that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of the Shares, at which it was or will be resolved to allot and issue the Shares;
(n)	that the Shares will, before allotment or issue, have been fully paid up in accordance with the Companies Act 2006;
(o)	that the Shares are issued in accordance with the Rules of the Share Plans;
(p)	that the name of the relevant allottee and Shares allotted are duly entered in the register of members of the Company;
(q)	that the Company has not made and will not make a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by its shareholders under the UK Insolvency Act 1986 (as amended);
(r)	that none of the holders of the Company’s shares has received or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Act 1985 and the Companies Act 2006 (as applicable);

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(s)	that there is no actual or implied additional contractual relationship between the Company and the holders of the Shares, except for any contract of employment, the Company’s Articles of Association and the Share Plans; and
(t)	that, in respect of each issue of Shares, such issue will not be subject to any pre-emptive or other rights of the holders of issued shares of the Company except such rights as have been disapplied.

Opinion

6.	Based on and subject to the foregoing, and subject to the reservations set out below and to any matter of fact not disclosed to us, we are of the opinion that:
(a)	The Company is a public limited company which has been duly incorporated and is validly existing under English law.
(b)	When the Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and in conformity with the Company’s Memorandum and Articles of Association and so as not to violate any applicable law, such Shares will have been validly issued and fully paid up and no further contributions in respect of such Shares will be required to be made to the Company by the holders of Shares, by reason solely of their being such holders.

Reservations

7.	Our reservations are as follows:
(a)	We express no opinion as to the validity or otherwise of the issue of any American depositary shares under the Share Plans.
(b)	The English courts will apply English law as the governing law of the Share Plans.
(c)	Insofar as any obligation under the Share Plans is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.
(d)	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Share Plans.
(e)	The obligations of the Company and the remedies available to the Company or participants under or in respect of the Share Plans will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

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(f)	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.
(g)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.
(h)	This opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors generally.

General

8.	This opinion is given to you solely for your use in connection with the filing of the Registration Statement. It may not be relied upon by any other person or used for any other purpose other than set out in this opinion.
9.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement, including this opinion. This opinion is provided to you in connection with the filing of the Registration Statement. It is not to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose without our express consent.
10.	To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully

/s/ Clifford Chance LLP

CLIFFORD CHANCE LLP

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